Exhibit 99.1

CAI International, Inc. Reports Record Results for the First Quarter of 2012

SAN FRANCISCO--(BUSINESS WIRE)--April 26, 2012--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported record results for the first quarter of 2012.

Highlights for the First Quarter of 2012

  CAI reported record net income attributable to CAI common stockholders for the first quarter of 2012 of $0.73 per fully diluted share, a 12% increase compared to $0.65 for the first quarter of 2011 and an 11% increase compared to $0.66 per fully diluted share in the fourth quarter of 2011.
  Container rental revenue for the first quarter of 2012 increased 45% compared to the first quarter of 2011 and 2% compared to the fourth quarter of 2011.
  During the quarter CAI purchased and leased out approximately 33,000 TEUs, or $54 million, of containers. The company has an additional $185 million of containers on order from manufacturers, of which more than $100 million is committed to be on lease with customers during the second quarter of 2012.
  An increase in residual value estimates used in CAI’s depreciation calculation reduced depreciation expense by $1.7 million for the first quarter of 2012 and contributed $0.07 to net income per share attributable to CAI common stockholders. The first quarter of 2011 benefited from the recovery of a $0.9 million previously reserved receivable, representing $0.04 per share.

Net income attributable to CAI common stockholders was $14.4 million for the first quarter of 2012, compared to $12.8 million for the first quarter of 2011, an increase of 12%.

Total revenue for the first quarter of 2012 was a record $39.4 million, compared to $27.7 million for the first quarter of 2011, an increase of 42%. Container rental revenue for the first quarter of 2012 was $32.5 million, compared to $22.4 million for the first quarter of 2011. The increase in container rental revenue was primarily due to a 34% increase in the average number of TEUs of owned containers on lease and to a 10% increase in the average owned fleet per diem rates compared to the first quarter of 2011. Management fee revenue for the first quarter of 2012 was $4.2 million, compared to $3.5 million for the first quarter of 2011. CAI recognized a gain on the sale of container portfolios of $1.3 million during the first quarter of 2012, compared to $1.4 million in the first quarter of 2011. Finance lease income for the first quarter of 2012 increased to $1.5 million, from $0.4 million in the first quarter of 2011. As expected, average fleet utilization decreased slightly due to normal seasonality from 96.5% in the fourth quarter of 2011 to 94.2% in the first quarter of 2012. Based on customer bookings already in place for available assets, it is expected that utilization will increase during the second quarter.

During the quarter, CAI conducted a review of its historical equipment disposal activity and, as a result, made changes to the estimated residual values and useful lives of its major equipment types. The changes, which are set out below, were effective January 1, 2012. For the first quarter of 2012, the changes reduced depreciation expense by approximately $1.7 million, or $0.07 per fully diluted share.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased with the performance of our company this quarter. We achieved strong revenue and earnings growth, generating $14.4 million of net income, a 12% increase compared to the first quarter of 2011. As a result of the continued strength in the used container market, we increased the residual values and useful lives of some of our container equipment at the beginning of the quarter. Excluding the benefit we gained from this change, and the one-time receivable recovery of $0.9 million we recorded in the first quarter of 2011, our net income increased by $0.9 million compared to the first quarter of 2011, or 5 cents per fully diluted share.”

Mr. Garcia continued, “Although utilization has, as expected, decreased slightly in the first quarter, we remain optimistic about container demand for the remainder of 2012. We expect demand for containers to increase during the second quarter of 2012 based on bookings we have for both new equipment and for equipment at depots, leading to an improvement in the utilization of our fleet over the rest of the year. We are seeing increased demand for new containers by our customers, which has led to a steady increase in the price of new containers being asked by the manufacturers. As a result, we expect there to be an increased demand for depot equipment and continued strength in the used container resale market during 2012. Due to the limited supply of equipment for sale, we are looking to increase prices in some of the higher demand areas. We believe the current robust demand environment will continue for the remainder of the year, resulting in continued growth opportunities for our company.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2012	2011
Assets
Current assets
Cash	$47,593	$14,078
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $722 and $819 at March 31, 2012 and December 31, 2011, respectively	27,471	26,381
Accounts receivable (managed fleet)	18,947	19,054
Current portion of direct finance leases	8,414	6,158
Prepaid expenses	7,065	7,079
Deferred tax assets	1,968	1,968
Other current assets	196	185
Total current assets	111,654	74,903
Restricted cash	1,143	599
Container rental equipment, net of accumulated depreciation of $116,407 and $109,336 at March 31, 2012 and December 31, 2011, respectively	850,571	841,847
Net investment in direct finance leases	47,260	31,591
Furniture, fixtures and equipment, net of accumulated depreciation of $1,114 and $1,006 at March 31, 2012 and December 31, 2011, respectively	1,982	2,095
Intangible assets, net of accumulated amortization of $6,775 and $6,519 at March 31, 2012 and December 31, 2011, respectively	2,130	2,333
Total assets	$1,014,740	$953,368

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,379	$3,536
Accrued expenses and other current liabilities	6,016	5,761
Due to container investors	22,118	20,113
Unearned revenue	7,391	6,786
Current portion of term loans	25,764	25,764
Current portion of capital lease obligations	3,768	3,792
Rental equipment payable	2,427	13,301
Total current liabilities	71,863	79,053
Revolving credit facility	272,000	261,000
Term loans	256,573	263,014
Asset backed warehouse facility	100,000	51,000
Deferred income tax liability	33,943	33,816
Capital lease obligations	15,819	16,480
Income taxes payable	269	269
Total liabilities	750,467	704,632

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,295,359 shares at March 31, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	128,487	128,183
Accumulated other comprehensive loss	(2,604)	(3,381)
Retained earnings	119,623	105,232
Total CAI stockholders' equity	245,508	230,036
Non-controlling interest	18,765	18,700
Total stockholders' equity	264,273	248,736
Total liabilities and stockholders' equity	$1,014,740	$953,368

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
Revenue
Container rental revenue	$32,487	$22,385
Management fee revenue	4,201	3,515
Gain on sale of container portfolios	1,256	1,410
Finance lease income	1,463	432
Total revenue	39,407	27,742

Operating expenses
Depreciation of container rental equipment	10,658	6,741
Amortization of intangible assets	227	343
Gain on disposition of used container equipment	(3,095)	(3,615)
Storage, handling and other expenses	2,006	1,095
Marketing, general and administrative expenses	6,523	4,602
Loss on foreign exchange	196	60
Total operating expenses	16,515	9,226

Operating income	22,892	18,516

Interest expense	5,936	2,974
Interest income	(5)	(3)
Net interest expense	5,931	2,971

Net income before income taxes and non-controlling interest	16,961	15,545
Income tax expense	2,505	2,550

Net income	14,456	12,995
Net income attributable to non-controlling interest	(65)	(199)

Net income attributable to CAI common stockholders	$14,391	$12,796

Net income per share attributable to CAI common stockholders
Basic	$0.75	$0.66
Diluted	$0.73	$0.65

Weighted average shares outstanding
Basic	19,295	19,295
Diluted	19,704	19,758

CAI International, Inc.

Fleet Data
(UNAUDITED)

			As of March 31,
			2012	2011

Owned fleet in TEUs			487,300	393,063
Managed fleet in TEUs			469,559	470,118
Total			956,859	863,181

Change in Residual Values and Useful Lives
Effective January 1, 2012
(UNAUDITED)

	Residual Value		Useful Life (Years)
	Revised	Prior	Revised	Prior

20 Foot Standard Dry Van	$1,050	$950	13.0	12.5
40 Foot Standard Dry Van	$1,300	$1,150	13.0	12.5
40 Foot High Cube Dry Van	$1,650	$1,300	13.0	12.5
20 Foot Standard Refrigerated	$2,750	$2,250	12.0	12.0
40 Foot High Cube Refrigerated	$3,500	$3,000	12.0	12.0

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

			Three Months Ended March 31,
			2012	2011

GAAP net income attributable to CAI common stockholders			$14,391	$12,796
Impact on depreciation expense of increased residual values and useful lives			(1,692)	-
Recovery of a previously reserved receivable			-	(858)
Tax effect of the items above			250	141
Non-GAAP net income attributable to CAI common stockholders			$12,949	$12,079

Diluted net income per share attributable to CAI common stockholders
GAAP			$0.73	$0.65
Non-GAAP			$0.66	$0.61

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net income per share attributable to CAI common stockholders			19,704	19,758

Conference Call

A conference call to discuss the financial results for the first quarter of 2012 will be held on Thursday, April 26, 2012 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q1 2012 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2012, the company operated a worldwide fleet of approximately 957,000 TEUs of containers through 13 offices located in 11 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com